Filed Pursuant to Rule 424(b)(3)

Registration No. 333-207347

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated May 18, 2016)

38,128,672 Shares

VIEWRAY, INC.

Common Stock

This prospectus supplement No. 8 supplements the prospectus dated May 18, 2016 (the “Prospectus”), relating to the offering and resale by the selling stockholders identified in the Prospectus of up to 38,128,672 shares of our common stock, par value $0.01 per share. These shares were privately issued to the selling stockholders on July 23, August 13 and August 17, 2015 in connection with a private placement and a share exchange transaction described in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on January 27, 2017.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Global Market under the symbol “VRAY.” As of January 26, 2017, the last reported sale price for our common stock was $5.84 per share.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 8 of the Prospectus, as updated or superseded by the “Risk Factors” section in our most recently filed Quarterly Report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 27, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On January 24, 2017, the Board of Directors (the “Board”) of ViewRay, Inc. (the “Company”) appointed Ted Wang, Ph.D., to serve as a Class II director of the Company until the Company’s 2017 Annual Meeting of Stockholders. To accommodate the appointment, the Board also increased the size of the Board from nine directors to ten directors.

As a non-employee director, Dr. Wang was granted an option to purchase 19,556 shares of the Company’s common stock with an exercise price of $5.30 per share, which is equal to the closing sales price per share of the Company’s common stock on the Nasdaq Global Market on January 24, 2017, pursuant to the terms of the Company’s Equity Incentive Plan and is eligible to receive an annual cash retainer of $40,000 for service on the Board. In addition, the Company has entered into an indemnification agreement with Dr. Wang in connection with his appointment to the Board, which is in substantially the same form as that entered into with the other directors of the Company. Dr. Wang was elected as a director in accordance with his nomination to the Board by Puissance Cross Border Opportunities I LP (“Puissance”), a shareholder of the Company, and pursuant to that certain Stockholders’ Agreement (the “Stockholders’ Agreement”), dated as of January 13, 2017, by and among the Company and the Purchasers (as defined therein). A copy of the Stockholders’ Agreement will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2016.

Dr. Wang currently serves as the Chief Investment Officer of Puissance Capital Management, of which he was a founder, since January 2015. Prior to that, Dr. Wang was a Partner of Goldman, Sachs & Co. (“Goldman”), which he joined in 1996 and with which he served in many leadership positions, mostly recently as Co-Head of U.S. Equities Trading and Global Co-Head of One Delta Trading and a member of the Goldman Sachs Risk Committee. Prior to joining Goldman, Dr. Wang co-founded Xeotron Corp., a company specializing in DNA biochips in Texas. Dr. Wang holds a Ph.D. in Physics from the University of Minnesota, an M.B.A. from the University of Texas, Austin, and a B.S. from Fudan University, China.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Date: January 27, 2017	By:	/s/ Chris A. Raanes
	Name:	Chris A. Raanes
	Title:	Chief Executive Officer